Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Tuesday, May 5, 2009
NACCO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2009 RESULTS
     Cleveland, Ohio, May 5, 2009 — NACCO Industries, Inc. (NYSE: NC) today announced financial results for first quarter 2009.
     Revenues for the first quarter of 2009 were $558.6 million, 35 percent lower than the $865.0 million in the prior-year period. The revenue decline was primarily attributable to lower volumes at NACCO’s materials handling subsidiary (“NMHG”) mainly as a result of the deteriorating global economy.
     As a result of the significant drop in volume at NMHG, the Company incurred a consolidated net loss for the first quarter of 2009 of $9.1 million, or $1.10 per share, compared with consolidated net income for the first quarter of 2008 of $5.6 million, or $0.68 per share.
NACCO and Subsidiaries Consolidated First Quarter Highlights
     Economic conditions deteriorated further in the first quarter of 2009, significantly affecting consolidated results. Key perspectives on NACCO’s first quarter results are as follows:
•	NMHG Wholesale’s net loss was $19.1 million in 2009, compared with net income of $7.9 million in 2008. The key driver for the change in results at NMHG Wholesale was a significant decline in volume for units and parts.

•	NMHG Retail had net income of $0.6 million in 2009, compared with a net loss of $0.6 million in 2008. The key drivers for the improvement were the favorable effect of a reduction in intercompany eliminations and reduced spending, partially offset by unfavorable margins.

•	A weak North America consumer market affected volumes at both Hamilton Beach and Kitchen Collection. However, as a result of favorable factors, both reported improved results in the first quarter.
•	Hamilton Beach’s net income increased to $1.4 million in 2009 from $0.1 million in 2008. The increase primarily resulted from reduced expenses as a result of cost containment actions implemented in late 2008 and early 2009, partially offset by the unfavorable effects of higher costs of products sold. During the fourth quarter of 2008, Hamilton Beach changed its method of valuing inventories from the last-in, first-out method to the first-in, first-out method. Financial information for the prior year quarter has been revised to reflect this change.

•	Kitchen Collection had a smaller net loss of $2.8 million in 2009 compared with $3.2 million in 2008 primarily due to a reduction in expenses.
•	North American Coal’s net income increased significantly to $10.8 million in 2009 compared with $3.8 million in 2008 primarily due to an increase in coal deliveries, contractual price escalation and reduced costs for diesel fuel at the lignite coal mines.

•	In light of the current difficult economic conditions, NACCO increased the capitalization of two of its subsidiaries by making cash and non-cash contributions of $28.9 million to NMHG and $3.1 million to Kitchen Collection during the quarter ended March 31, 2009.
Consolidated Outlook for 2009
     Economic and market conditions continued to be very weak in the first quarter of 2009 and the global recession appears likely to continue through 2009. The depth and duration of this downturn is quite uncertain. The forklift truck capital goods market in which NMHG participates is in a significant global downturn that has resulted in unprecedented declines in factory bookings in the Americas, Europe and Asia-Pacific. The consumer markets in which Hamilton Beach and Kitchen Collection participate are likely to continue to decline in 2009 as consumers reduce purchases. Changes in product positioning and product costs have been implemented at NMHG and Hamilton Beach to achieve more acceptable margin positions despite declining markets. While North American Coal’s lignite coal operations continue to be strong, the company expects limerock production and limerock deliveries to be significantly lower in 2009 compared with 2008 due to continued low demand in the housing and construction markets in southern Florida and an unfavorable legal ruling that set aside customers’ existing mining permits at most of the limerock mining operations. Limerock customers are expected to reduce inventory levels before returning to production under new permits that are expected to be issued toward the end of 2009.
     The Company is operating on the assumption that the economic environment will not improve significantly in 2009. Accordingly, NACCO has and continues to put aggressive plans in place to help meet the challenges of 2009. Cost containment actions were implemented at all subsidiaries in late 2008 and additional actions were taken in the first quarter of 2009.
     At NMHG, these cost containment actions will not overcome the effect of reduced volumes. NMHG is expected to have a significant full year loss, although NMHG’s second half 2009 results are expected to be significantly better than results in the first half of the year. NMHG Retail’s objective is to achieve break-even results in 2009. While the consumer businesses anticipate weak markets in 2009, both Hamilton Beach and Kitchen Collection currently expect significantly improved 2009 results compared with very weak results before charges for goodwill and intangible impairment in 2008, especially at Kitchen Collection, where the new Le Gourmet Chef store format is in place and the prior year’s large product clearance program has been successfully completed. North American Coal expects 2009 net income to improve in comparison with 2008.
     Overall, NACCO expects its subsidiaries to generate substantial cash flow before financing activities. Currently, NACCO has substantial cash available, which provides the Company with flexibility to capitalize its subsidiaries.
Detailed Discussion of Results
NMHG Wholesale — First Quarter Results
     NMHG Wholesale reported a net loss of $19.1 million on revenues of $371.6 million for the first quarter of 2009 compared with net income of $7.9 million on revenues of $677.9 million for the first quarter of 2008.
     Revenues decreased in the first quarter of 2009 compared with the first quarter of 2008 primarily as a result of a decrease in unit and parts volume in all geographic regions due to the economic downturn in each of these markets. Worldwide shipments in the first quarter of 2009 declined 52.1 percent to 10,711 units from shipments of 22,341 units in the first quarter of 2008. Unfavorable foreign currency movements as the U.S. dollar strengthened against the euro, British pound and Australian dollar also contributed to the decrease in revenues. A favorable shift in sales mix to higher-priced lift trucks in the Americas, Europe and Asia-Pacific and the effect of unit and parts price increases implemented in prior years in the Americas and Europe slightly offset the decrease in revenues.
     NMHG Wholesale’s worldwide backlog was approximately 12,800 units at March 31, 2009 compared with approximately 29,100 units at March 31, 2008 and 14,900 units at December 31, 2008.
     The significant decrease in results in the first quarter of 2009 compared with the first quarter of 2008 was primarily attributable to a decline in gross profit partially offset by reduced workforce levels and lower selling, general and administrative expenses as a result of cost containment actions, including reductions in employee-related expenses, which were implemented in late 2008 and early 2009. Gross profit declined mainly because of reduced unit and parts volume, a shift in sales to lower-margin units and an increase in manufacturing costs as less fixed cost was absorbed due to lower production volumes. These unfavorable items were partially offset by reduced warranty costs, resulting from better claims experience and lower sales volumes, and benefits totaling $12.2 million pre-tax from price increases implemented in prior periods. The benefits of these price increases were partially offset by material cost increases of $3.0 million pre-tax. In addition, the company recognized income tax expense on a pre-tax loss rather than an income tax benefit as a result of an interim tax accounting adjustment due to a shift in the mix of pre-tax losses to jurisdictions where the company does not currently recognize a tax benefit for the losses.
NMHG Wholesale — Outlook
     NMHG Wholesale expects significant declines in all lift truck markets in 2009 compared with 2008, with limited recovery until 2010, despite global market levels which appear to have stabilized at a very low level in recent months. As a result, the company expects significantly lower unit booking and shipment levels and a reduction in parts sales in 2009 compared with 2008.
     NMHG took a number of steps in late 2008 and the first quarter of 2009 to respond to the market outlook, which include capital expenditure restraints, planned plant downtime, reductions-in-force, restrictions on spending and travel, suspension of incentive compensation and profit-sharing, wage freezes and salary and benefit reductions, all of which are expected to continue to reduce expenses in 2009 compared with 2008.
     NMHG Wholesale is also actively monitoring commodity costs and other supply chain drivers to ensure timely implementation of reductions in procurement costs because material costs, specifically steel, and fuel and freight costs, have moderated.
     NMHG Wholesale completed its manufacturing restructuring program in the first quarter of 2009. This program is anticipated to improve results over the remainder of 2009, and to generate benefits of approximately $15 million in annual cost savings when production returns to more normal volume levels.
     NMHG Wholesale’s warehouse truck and big truck product development programs, and its important new electric-rider lift truck program, are progressing as planned. The new electric-rider lift truck program is expected to bring a full line of newly designed products to market, including the introduction of two series in the second quarter of 2009 and two series in the second half of 2009.
     NMHG Wholesale expects a significant loss in the second quarter. However, modest units and parts volume improvements, benefits from new product introductions, improved material costs and product cost reductions, as well as further general expense reductions, are expected in the second half of the year, resulting in earnings beginning to improve, especially in the fourth quarter. Nevertheless, NMHG is expected to operate at a loss for the 2009 full year. Cash flow before financing activities is expected to improve significantly in 2009 compared with 2008 primarily as a result of a reduction in working capital and lower capital expenditures.

NMHG Retail — First Quarter Results
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported net income for the first quarter of 2009 of $0.6 million on revenues of $17.5 million compared with a net loss of $0.6 million on revenues of $21.0 million for the first quarter of 2008.
     Revenues decreased primarily because of unfavorable foreign currency movements due to the weakening of the Australian dollar and lower unit and parts volume and rental revenues in Europe and Asia-Pacific. These decreases were partially offset by a decline in intercompany sales transactions, which caused a reduction in the required intercompany revenue elimination compared with the prior year quarter.
     NMHG Retail’s improved earnings were primarily the result of a reduction in intercompany eliminations, reduced spending and a higher income tax benefit partially offset by lower volume, unit and rental margins in Europe and lower unit, service and rental margins in Asia-Pacific.
NMHG Retail — Outlook
     NMHG Retail’s key improvement programs are expected to continue to have a favorable effect on 2009 results and cash flow before financing activities and to assist the company in meeting its strategic objective of achieving at least break-even results while building market position. However, as economic conditions in the United Kingdom and Australia continue to deteriorate, sales of units, parts and service are expected to decline further, which could adversely affect revenues and profit margins.
Hamilton Beach — First Quarter Results
     Hamilton Beach reported net income of $1.4 million for the first quarter of 2009 on revenues of $94.2 million, compared with net income of $0.1 million for the first quarter of 2008 on revenues of $95.2 million.
     Revenues decreased in the 2009 first quarter compared with 2008 primarily due to adverse foreign currency movements caused by a weakening Canadian dollar and Mexican peso. These declines were partially offset by increased sales of higher-priced products.
     Net income increased in the first quarter of 2009 compared with 2008 primarily as a result of cost containment actions implemented in late 2008 and early 2009, including personnel reductions and the suspension or reduction of several employee-related benefits. These improvements were partially offset by lower gross profit from higher costs of products sold, net of price increases, in the first quarter of 2009 compared with the first quarter of 2008 mainly due to higher commodity costs.
Hamilton Beach — Outlook
     The global recession and other consumer financial concerns are among factors creating an extremely challenging retail environment. As a result, Hamilton Beach’s revenues in 2009 are expected to be lower than in 2008.
     As a result of anticipated lower volumes, Hamilton Beach took aggressive cost containment actions in early 2009, including personnel reductions, spending and travel restrictions, suspension of incentive compensation, benefit reductions and wage freezes. These actions, along with initiatives to improve pricing and product positioning and to reduce product and transportation costs in light of softening commodity costs for resins, copper, steel, aluminum and fuel, are expected to help Hamilton Beach return to improved operating margins for the remainder of the year in comparison with 2008, and to result in a significant improvement in full year operating profit.

     Despite the economic environment, Hamilton Beach is placing continued focus on strengthening its market position through product innovation, promotions and branding programs, together with appropriate advertising. New products were introduced in 2008, and additional new product introductions are in the pipeline for 2009. As a result of these new products, Hamilton Beach anticipates continued strong placements in 2009, with increased placements and distribution at some retailers.
     Overall, 2009 net income and cash flow before financing activities are currently expected to improve significantly compared with weak 2008 results before the goodwill impairment charge of $80.7 million because of the previously discussed actions. However, if the company’s markets, which currently appear to have stabilized, deteriorate, revenues and earnings could be adversely affected.
Kitchen Collection — First Quarter Results
     Kitchen Collection reported a net loss of $2.8 million on revenues of $39.7 million for the first quarter of 2009 compared with a net loss of $3.2 million on revenues of $39.2 million for the first quarter of 2008.
     Kitchen Collection’s first quarter 2009 revenue increased slightly compared with the prior year. The increase resulted primarily from new store sales which were partially offset by reduced sales from closed stores and lower comparable store sales.
     Opening and closing stores caused the number of Kitchen Collection® and Le Gourmet Chef® stores to change to 202 and 80, respectively, at March 31, 2009, from 197 and 72, respectively, at March 31, 2008, and 202 and 83 stores, respectively, at December 31, 2008.
     Kitchen Collection had a lower net loss in the first quarter of 2009 compared with the first quarter of 2008 primarily due to a reduction in expenses as a result of the movement of the Le Gourmet Chef warehouse from a third-party provider to a Kitchen Collection-managed distribution operation in 2008 and administrative cost control measures implemented in early 2009.
Kitchen Collection — Outlook
     Uncertainty in the U.S. economy and diminished consumer confidence are expected to continue to affect consumer traffic to outlet and traditional malls and negatively affect retail spending decisions in 2009. Nevertheless, Kitchen Collection expects a significant increase in results in 2009 compared with 2008 due to an anticipated improved holiday selling season in late 2009, expected improved margins at the Le Gourmet Chef® stores resulting from the conclusion of new product enhancement and store-merchandising programs, and the completion of a large product clearance program in the Le Gourmet Chef® stores that significantly reduced margins in 2008. Capital expenditure restraints and administrative cost control measures implemented in late 2008 and early 2009 are also expected to help results in 2009.
     Overall, Kitchen Collection expects that increasing improvements in quarterly results for the remainder of the year will lead to a significant improvement in full year results compared with 2008 results before charges for goodwill and intangible impairment of $3.9 million, pre-tax. Cash flow before financing activities is expected to be slightly negative in 2009, but significantly improved compared with 2008.
     Longer term, Kitchen Collection expects to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, although the total number of Kitchen Collection® and Le Gourmet Chef® stores is unlikely to increase in 2009.

North American Coal — First Quarter Results
     North American Coal’s net income for the first quarter of 2009 was $10.8 million on revenues of $36.5 million compared with net income of $3.8 million on revenues of $32.3 million for the first quarter of 2008.
     North American Coal’s lignite coal and limerock deliveries for the first quarter of 2009 compared with the first quarter of 2008 are as follows:

	2009	2008
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.9	1.6
Unconsolidated mines	6.8	5.9

Total lignite coal deliveries	8.7	7.5

Limerock deliveries (cubic yards)	1.4	6.8

     Revenues increased in the first quarter of 2009 compared with the first quarter of 2008 primarily due to increased coal deliveries and contractual price escalation at the Mississippi Lignite Mining Company and an increase in contractual pass-through costs at the San Miguel Lignite Mining Operations. These increases were partially offset by reduced deliveries at the limerock dragline mining operations primarily resulting from an unfavorable legal ruling that set aside North American Coal’s customers’ mining permits at most of the limerock mining operations, and which the company’s customers are currently appealing.
     Net income for the 2009 first quarter increased substantially compared with the 2008 first quarter primarily as a result of favorable operating results at the combined unconsolidated and consolidated mining operations, a gain on the sale of assets and reduced other expense as a result of a gain on an ineffective interest rate swap contract. The unconsolidated mining operations improved mainly due to increased deliveries and contractual price escalation. The consolidated mining operations improved primarily as a result of increased tonnage, contractual price escalation and reduced costs for diesel fuel.
North American Coal — Outlook
     North American Coal’s lignite coal mining operations are not significantly affected by the economic downturn because of North American Coal’s long-term contract structure and continued stable demand for electricity from the power plants it serves. North American Coal expects improved full year results at its lignite coal mining operations in 2009 provided that customers achieve currently planned power plant operating levels. Tons delivered at the lignite coal mines are expected to increase in 2009 compared with 2008, especially at the Mississippi Lignite Mining Company as a result of fewer planned outage days and improved operating efficiencies at the customer’s power plant. However, contractual price escalation at all mines is not expected to affect results as favorably in 2009 as it did in 2008 because of recent declines in commodity costs.
     Limerock customer projections for 2009 deliveries reflect the continued significant decline in the southern Florida housing and construction markets. In addition, production will continue to be significantly decreased due to an unfavorable legal ruling that set aside North American Coal’s customers’ mining permits at most of the limerock mining operations. As a result, deliveries from the limerock dragline mining operations are expected to continue to be significantly lower in 2009. Customers are expected to reduce inventory levels before returning to production under new permits that are expected to be issued toward the end of 2009. The company has mitigated its financial exposure to these limerock operations by entering into new cost reimbursable management fee contracts with the majority of its customers.

     Overall, North American Coal expects solid operating performance in 2009 with net income somewhat better than 2008. Cash flow before financing activities is expected to be positive, but down from 2008 mainly due to planned investments in new mining opportunities.
     The company has a number of potential new projects and opportunities under consideration and expects to incur additional expenses related to these opportunities in 2009. Permitting is taking place in the company’s Otter Creek Reserve in North Dakota in expectation of the construction of a new mine. North American Coal is also working on a project with Mississippi Power to provide lignite coal to a new power plant in Mississippi. Finally, in April 2009, North American Coal entered into an agreement to sell the assets of the Red River Mining Company in Louisiana to its customer for approximately $42 million in cash, subject to closing adjustments. The sale of Red River Mining Company is a strategic opportunity in the context of the impending expiration of the coal supply contract in 2010. North American Coal concluded that this was an appropriate time to monetize and redeploy the value of the Red River Mining Company. The sale of the mine, which is subject to customary closing conditions, including regulatory approval, is expected to generate a substantial gain and enhanced cash flow when the transaction is completed later this year.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Further, the company continues to pursue additional non-coal mining opportunities, such as consulting services agreements.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, May 6, 2009 at 9:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4213 (Toll Free) or (617) 213-4865 (International), Passcode: 54296067, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 13, 2009. The online archive of the broadcast will be available on the NACCO Industries website.
Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, including the ability of NMHG’s dealers and end-users to obtain financing at reasonable rates as a result of current economic conditions, (2) changes in sales prices, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the prices of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) acquisitions and/or dispositions of dealerships by NMHG, (14) changes mandated by federal and state regulation, including health, safety or environmental legislation, (15) the ability of NMHG and its dealers and suppliers to access credit in the current economic environment and (16) the ability of NMHG to obtain future financing on reasonable terms or at all.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) the ability of Hamilton Beach and its customers and suppliers to access credit in the current economic environment and (12) the ability of Hamilton Beach to obtain future financing on reasonable terms or at all.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the current financial crisis or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability to obtain future financing on reasonable terms or at all.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, including the resumption of Florida limerock mining, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) consummation of the sale of the Red River Mining Company, (7) changes in U.S. regulatory requirements, including changes in power plant emission regulations, (8) changes in the power industry that would affect demand for North American Coal’s reserves, (9) the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity and (10) the ability of North American Coal to obtain future financing on reasonable terms or at all.
About NACCO
     NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliance distribution, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and

Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2009	2008
	(In millions, except per share data)

Total revenues	$558.6	$865.0
Cost of sales	472.8	732.7

Gross profit	85.8	132.3

Earnings of unconsolidated project mining subsidiaries	10.5	8.6

Operating expenses
Selling, general and administrative expenses	98.1	124.2
Restructuring charges	0.7	0.6
Gain on sale of assets	(1.7)	(0.2)

	97.1	124.6

Operating profit (loss)	(0.8)	16.3
Other income (expense)	(7.9)	(8.2)

Income (loss) before income taxes	(8.7)	8.1
Income tax provision	0.4	2.5

Net income (loss)	$(9.1)	$5.6

Basic and diluted earnings (loss) per share	$(1.10)	$0.68

Cash dividends per share	$0.5150	$0.5000

Basic weighted average shares outstanding	8.287	8.275
Diluted weighted average shares outstanding	8.287	8.282
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2009	2008
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$371.6	$677.9
NACCO Materials Handling Group Retail (including elims.)	17.5	21.0

NACCO Materials Handling Group	389.1	698.9

Hamilton Beach	94.2	95.2
Kitchen Collection	39.7	39.2
North American Coal	36.5	32.3
NACCO and Other	—	—
Eliminations	(0.9)	(0.6)

Total	$558.6	$865.0

Operating profit (loss)
NACCO Materials Handling Group Wholesale	$(12.8)	$13.4
NACCO Materials Handling Group Retail (including elims.)	0.2	(0.2)

NACCO Materials Handling Group	(12.6)	13.2

Hamilton Beach	4.4	2.7
Kitchen Collection	(4.3)	(5.5)
North American Coal	12.8	6.5
NACCO and Other	(1.1)	(0.7)
Eliminations	—	0.1

Total	$(0.8)	$16.3

Net income (loss)
NACCO Materials Handling Group Wholesale	$(19.1)	$7.9
NACCO Materials Handling Group Retail (including elims.)	0.6	(0.6)

NACCO Materials Handling Group	(18.5)	7.3

Hamilton Beach	1.4	0.1
Kitchen Collection	(2.8)	(3.2)
North American Coal	10.8	3.8
NACCO and Other	(1.5)	0.4
Eliminations	1.5	(2.8)

Total	$(9.1)	$5.6

(All amounts are subject to annual audit by our independent registered public accounting firm.)